SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                 Date of Report (Date of earliest event reported):
                                  April 25, 2002


                       KANSAS CITY SOUTHERN INDUSTRIES, INC.
                       -------------------------------------
                (Exact name of company as specified in its charter)


       DELAWARE                  1-4717                   44-0663509
---------------------         -------------           -------------------
(State or other jurisdiction  (Commission file           (IRS Employer
   of incorporation)             number)              Identification Number)


                 427 West 12th Street, Kansas City, Missouri 64105
                 -------------------------------------------------
                (Address of principal executive offices) (Zip Code)


                 Company's telephone number, including area code:

                                (816) 983 - 1303

                   114 West 11th Street, Kansas City, Missouri
          (Former name or former address if changed since last report)

Item 7.     Financial Statements and Exhibits

(c)         Exhibits

            Exhibit No.                         Document

            (99)                                Additional Exhibits

            99.1 Press Release issued by Kansas City Southern Industries, Inc. dated April 25, 2002 entitled, "Kansas City Southern's First Quarter 2002 Earnings Per Share Nearly Doubles Compared to Prior Year First Quarter", is attached hereto as Exhibit 99.1


            99.2                                The following schedules are
                                                attached hereto as Exhibit 99.2
                                                -  Kansas City Southern Railway
                                                Operating Statements, Kansas
                                                City Southern Railway
                                                Carloadings by Commodity, Kansas
                                                City Southern Industries, Inc.
                                                Consolidated Balance Sheets




Item 9.     Regulation FD Disclosure

Kansas City Southern Industries,  Inc. ("KCSI" or "Company") is furnishing under
Item 9 of this Current  Report on Form 8-K the  information  included as Exhibit
99.1 and Exhibit 99.2 of this report. Exhibit 99.1 is the Company's press release, dated April 25, 2002, announcing KCSI's first quarter 2002 operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's first quarter 2002 conference call.

The information  included in this Current Report on Form 8-K,  including Exhibit
99.1 and Exhibit 99.2, is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Kansas City Southern Industries, Inc.


Date: May 1, 2002                          By: /s/  Louis G. Van Horn
                                              ----------------------------
                                                    Louis G. Van Horn
                                             Vice President and Comptroller
                                             (Principal Accounting Officer)

EXHIBIT 99.1
Kansas City Southern Industries, Inc.
427 West 12th Street
Kansas City, Missouri 64105

Date:             April 25, 2002

Media Contact:    William H. Galligan           816/983-1551
                  William.h.galligan@kcsr.com

    Kansas City Southern's First Quarter 2002 Earnings Per Share Nearly Doubles

                      Compared to Prior Year First Quarter

Earnings Analysis & Commentary

Kansas City Southern Industries, Inc. ("KCSI" or the "Company") reported a $5.8 million increase in net income for the first quarter of 2002 to $11.7 million (19(cent) per diluted share) compared to $5.9 million (10(cent) per diluted share) for the first quarter of 2001. This quarter to quarter increase resulted primarily from a $8.8 million decline in operating expenses, a $3.9 decrease in interest expense, a $3.4 million increase in other income and a $4.4 million gain realized on the sale of Mexrail, Inc. ("Mexrail"- a former 49% owned unconsolidated affiliate) to KCSI's affiliate in Mexico, TFM, S.A. de C.V. ("TFM"). These factors, which led to an increase in net income, were reduced by a $1.5 million decline in revenue, a $6.3 million decrease in equity in net earnings of unconsolidated affiliates and a $7.3 million increase in the income tax provision. Net income for the first quarter of 2001 also includes a $0.4 million charge relating to the implementation of Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This charge is presented as a cumulative effect of an accounting change for the quarter ended March 31, 2001.

Diluted earnings per share information is as follows:
                                                             First Quarter

                                                           ------------------
                                                             2002      2001
                                                           --------  --------

          U.S. operations                                  $  0.18   $  0.00
          Grupo TFM and PCRC (including associated Grupo
            TFM interest)                                     0.01      0.10
                                                           --------  --------
          Income before cumulative effect of accounting
            change                                            0.19      0.10
          Cumulative effect of accounting change, net of
             income tax                                        -        0.00
                                                           --------  --------
              Diluted earnings per share - Net income      $  0.19   $  0.10
                                                           ========  ========


Domestic operating income of $13.4 million for the quarter ended March 31, 2002 was more than double the $6.1 million reported for the first quarter of 2001 as lower operating expenses of $8.8 million offset a $1.5 million decline in revenue quarter to quarter. First quarter revenue from KCSI's principal subsidiary, The Kansas City Southern Railway Company ("KCSR") increased slightly compared with the prior year quarter due to increases in coal, agriculture and minerals and paper and forest products that were mostly mitigated by declines in chemical and petroleum products, intermodal and automotive revenues and other non-carload revenue. Revenue from other subsidiaries was approximately $1.7 million lower quarter to quarter due to demand driven volume declines. Lower costs and expenses at KCSR resulted mostly from declines in costs for salaries and wages, fuel, car hire and casualties. The decline in costs for salaries and wages reflects improved operational efficiency as well as the benefits from the cost reduction strategy implemented at the end of March 2001, that included a 6% reduction of employees compared to the first quarter of 2001. Fuel costs were substantially lower due to an approximate $0.20 decline in the average price per gallon arising from market conditions and the Company's forward purchase position at December 31, 2001. Casualty expenses were lower due to the absence of significant derailment and personal injury casualty events experienced during the first quarter of 2001. These factors contributed to a lower operating ratio for KCSR, which improved to 87.2% for the quarter ended March 31, 2002 compared to 94.0% for the same period in 2001.

Equity in earnings from Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM") declined approximately $6.3 million quarter to quarter. For the quarter ended March 31, 2001, however, equity in earnings reflected the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government. Exclusive of this 2001 reversion income, KCSI's first quarter 2002 equity in earnings from Grupo TFM increased $2.8 million compared to last year's first quarter. Grupo TFM's first quarter 2002 revenues improved 1% compared to the first quarter of 2001 and operating expenses were slightly lower quarter to quarter. Under International Accounting Standards ("IAS"), Grupo TFM's first quarter 2002 operating ratio was 77.3% versus 79.8% in the same 2001 period. First quarter 2002 results for Grupo TFM include a $3.5 million deferred income tax benefit (calculated under accounting principles generally accepted in the United States of America -"U.S. GAAP") compared to a deferred income tax expense of $21.7 million in the first quarter of 2001. This variance was caused by an income tax provision on the reversion income recorded in the first quarter of 2001, as well as fluctuations in the peso exchange rate and inflation. Also contributing to Grupo TFM's deferred income tax calculation in the first quarter of 2002 was an approximate $1.7 million expense arising from the change in the Mexican corporate income tax rate, which is being reduced from 35% to 32% in one percent increments beginning in 2003. Under U.S. GAAP, the impact of this 3% rate reduction was recognized for deferred income tax purposes in the first quarter of 2002. After consideration of minority interest, this rate change resulted in a $0.5 million reduction in the Company's equity in earnings of Grupo TFM during the first quarter of 2002. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under IAS.

KCSI's consolidated first quarter 2002 interest expense decreased $3.9 million (26%) from the prior year quarter as a result of lower interest rates and lower overall debt balances. Other items affecting the Company's first quarter results include a gain on the sale of Mexrail of approximately $4.4 million and a $3.3 million gain on the sale of non-operating property. The gain from the sale of Mexrail is presented as a separate item in the accompanying financial statements and the gain on non-operating property is reflected as other income for the quarter ended March 31, 2002.

BUSINESS ANALYSIS AND OUTLOOK FROM THE CHAIRMAN

Michael R. Haverty, KCSI Chairman, President and Chief Executive Officer said, "we continue to make progress toward our goal of improving domestic profitability and reducing corporate debt. Despite the impact of the continuing lagging economy, KCS was able to maintain its revenue during the first quarter of 2002 and more than double its operating income versus the comparable prior year quarter. Also, we believe the recently announced marketing agreement with BNSF will provide important opportunities to grow our revenue base, particularly in the chemical, grain and forest product markets.

The Company has been aggressively reducing its debt balance since the spin-off of Stilwell Financial Inc. in July 2000. Our corporate debt balance at the date of the spin-off was approximately $682 million. This compares to a debt balance of approximately $658 million at December 31, 2001 and approximately $628 million at March 31, 2002. Additionally, since the end of March, we have further reduced our debt balance by approximately $25 million through additional payments. This trend has been made possible through focused cost control, sound cash management and the sale of various assets, including our investment in Mexrail to TFM in March 2002. We will continue to place a high priority on debt reduction and are exploring options for furthering this objective.

We are pleased that the dispute with our Mexican partner, Grupo TMM, was resolved in a manner satisfactory for both parties. We believe that the Mexrail transaction will help promote better operational efficiency and provide more synergistic opportunities for the NAFTA rail network.

Grupo TFM continues to contribute solid results in a weak economy. We are more confident than ever with the long-term growth prospects of this rail franchise. Through its unique growth story, Grupo TFM has become one of the rail transportation leaders in North America and comprises a significant part of the value of our NAFTA rail network. We, along with our partner, Grupo TMM, are continuing to pursue the purchase of the Mexican government's 24.6% ownership in Grupo TFM. Our call option expires on July 31, 2002 and we expect this transaction to be completed during the second quarter.

2002 is a year of renewed spirit and attitude for KCS. During early April, we moved to a new corporate headquarters building in downtown Kansas City, Missouri, just blocks away from the old address that housed us for approximately 75 years. Not only does this new facility provide our employees with a modern and functional work environment, it symbolizes a new era for KCS. We are nearly two years removed from the spin-off of the financial services companies into Stilwell Financial and, in that time, we renewed our focus on being a transportation company. Additionally, we are planning to change our corporate name to Kansas City Southern, thereby dropping "Industries, Inc.", which we believe more accurately reflects this focus as a transportation company. The new building and name change represent, both in form and function, that KCS is committed to being a strong player in the rail industry.

We are not certain when the economy will improve for the long term, but we are ready. As we approach the remainder of 2002, our operations are running very efficiently and our cost structure is well controlled. We believe that KCS is poised to take advantage of a rebounding economy when it occurs and turn future revenue growth into increased profitability. Our pledge to the shareholders of KCS is to build long-term value through continued growth and by maximizing the potential of our NAFTA rail network."

KCSI is comprised of, among others, The Kansas City Southern Railway Company ("KCSR") and equity investments in Grupo TFM, Southern Capital Corporation ("Southern Capital") and Panama Canal Railway Company ("PCRC").

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in KCSI's December 31, 2001 Form 10-K and the Current Report on Form 8-K dated December 11, 2001, each filed by the Company with the Securities and Exchange Commission ("SEC") (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

                                             KANSAS CITY SOUTHERN INDUSTRIES, INC.
                                          CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                         (dollars in millions, except per share data)
                                                          (Unaudited)



                                                                                               Three Months
                                                                                              Ended March 31,

                                                                                     -----------------------------------
                                                                                          2002                 2001
                                                                                     --------------       --------------
Revenues                                                                                  $   142.5            $   144.0

Costs and expenses                                                                            114.2                123.5
Depreciation and amortization                                                                  14.9                 14.4
                                                                                     --------------       --------------
Operating income                                                                               13.4                  6.1
Equity in net earnings of unconsolidated affiliates:
    Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (preliminary)                       4.8                 11.1 (1)
    Other                                                                                       0.1                  0.1
Gain on sale of Mexrail, Inc.                                                                   4.4                    -
Interest expense                                                                              (11.3)               (15.2)
Other, net                                                                                      4.4                  1.0
                                                                                     --------------       --------------
Income before income taxes and cumulative effect of accounting change                          15.8                  3.1
Income tax provision (benefit)                                                                  4.1                 (3.2)
                                                                                     --------------       --------------
Income before cumulative effect of accounting change                                      $    11.7            $     6.3
Cumulative effect of accounting change, net of income taxes                                     -                   (0.4)
                                                                                     --------------       --------------
Net Income                                                                                $    11.7            $     5.9
                                                                                     ==============       ==============
(1)  Includes $9.1 million of income from the reversion of redundant rail line to Mexican government

Per Share Data:

Basic Weighted Average Common shares outstanding (in thousands)                              59,777               58,257

Basic Earnings (Loss) per Common share

       Income before cumulative effect of accounting change                               $    0.20            $    0.11
       Cumulative effect of accounting change                                                    -                 (0.01)
                                                                                     --------------       --------------

Net Income                                                                                $    0.20            $    0.10
                                                                                     ==============       ==============



Diluted Weighted Average Common shares outstanding (in thousands)                            61,842               60,776

Diluted Earnings (Loss) per Common share

       Income before cumulative effect of accounting change                               $    0.19            $    0.10
       Cumulative effect of accounting change                                                    -                  0.00
                                                                                     --------------       --------------

Net Income                                                                                $    0.19            $    0.10
                                                                                     ==============       ==============

EXHIBIT 99.2

Kansas City Southern Railway
Operating Statements
Dollars in Millions



                                                First Quarter             First Quarter                  Year Ended
                                                     2002                     2001                          2001
                                            ----------------------    ---------------------         ---------------------
Revenues

    Freight Revenue                                  $        86.9            $        83.4                 $       340.3
    Intermodal and Automotive Revenue                         14.2                     18.6                          66.0
    Unit Coal Revenue                                         28.3                     26.9                         115.8
    Haulage Revenue                                            3.1                      3.0                          13.0
                                                               7.9                      8.2                          31.3
                                            ----------------------    ---------------------         ---------------------
      Total Revenues                                         140.4                    140.1                         566.4
                                            ----------------------    ---------------------         ---------------------

Operating Expenses

    Salaries & Wages                                          33.3                     35.3                         133.7
    Fringe Benefits                                           14.8                     12.2                          54.0
    Fuel                                                       9.5                     12.4                          43.9
    Material and Supplies                                      7.8                      7.3                          27.5
    Car Hire                                                   5.2                      6.5                          19.8
    Purchased Services                                        11.8                     11.0                          47.7
    Casualties & Insurance                                     7.5                     14.5                          40.6
    Other                                                      2.0                      3.2                          10.3
                                            ----------------------    ---------------------         ---------------------
      Net Operating Expenses                                  91.9                    102.4                         377.5
                                            ----------------------    ---------------------         ---------------------

Fixed Expenses

    Leases, Net                                               13.0                     13.4                          54.6
    Depreciation                                              13.9                     13.4                          54.1
    Taxes (Other Than Income)                                  3.6                      2.5                          13.2
                                            ----------------------    ---------------------         ---------------------
      Total Fixed Expenses                                    30.5                     29.3                         121.9
                                            ----------------------    ---------------------         ---------------------
      Total Expenses                                         122.4                    131.7                         499.4
                                            ----------------------    ---------------------         ---------------------

Operating Income                                     $        18.0             $        8.4                 $        67.0


Kansas City Southern Railway
Carloadings By Commodity - Year to Date March 31, 2002
Dollars in Thousands


                Carloadings                                                                          Revenue

                Year to Date            %                                                         Year to Date         %
 -------------------------------------------                                       ----------------------------------------
    2002            2001           Change                                              2002            2001        Change
 ------------   ------------    ------------                                       ------------   ------------  -----------

                                                  Coal

       57,592         45,194           27.4%         Unit Coal                        $  28,281      $  26,941          5.0%
          881          1,253          (29.7)%        Other Coal                             459            675        (32.0)%
 ------------   ------------    ------------                                       ------------   ------------  -----------
       58,473         46,447           25.9%                     Total                   28,740         27,616          4.1%

                                                  Chemical & Petroleum Products

        1,821          1,869           (2.6)%        Agri Chemicals                       1,404          1,438         (2.4)%
        3,240          2,795           15.9%         Gases                                3,119          2,602         19.9%
        5,414          5,712           (5.2)%        Organic                              5,424          5,694         (4.7)%
        4,864          4,792            1.5%         Inorganic                            5,158          4,887          5.5%
       13,087         18,992          (31.1)%        Petroleum                            9,650         10,778        (10.5)%
        7,454          6,995            6.6%         Plastics                             7,116          7,173         (0.8)%
-------------   ------------                                                       ------------   ------------
       35,880         41,155          (12.8)%                    Total                   31,871         32,572         (2.2)%
-------------   ------------                                                       ------------   ------------

                                                  Agriculture and Minerals

       12,124         12,061            0.5%         Domestic Grain                       8,388          8,216          2.1%
        4,915          3,182           54.5%         Export Grain                         3,811          2,292         66.3%
        7,283          6,269           16.2%         Food Products                        5,999          5,012         19.7%
        5,056          5,615          (10.0)%        Ores and Minerals                    2,828          3,066         (7.8)%
        3,662          3,723           (1.6)%        Stone, Clay & Glass                  2,812          2,723          3.3%
-------------   ------------                                                       ------------   ------------
       33,040         30,850            7.1%                     Total                   23,838         21,309         11.9%
-------------   ------------                                                       ------------   ------------

                                                  Paper & Forest Products

       20,569         20,581           (0.1)%        Pulp/Paper                          15,153         13,967          8.5%
        1,543          1,648           (6.4)%        Scrap Paper                            897            850          5.5%
        8,786          8,670            1.3%         Pulpwood/Logchips                    3,699          3,629          1.9%
        6,798          5,991           13.5%         Lumber/Plywood                       6,115          5,118         19.5%
        4,249          6,081          (30.1)%        Metal/Scrap                          3,534          4,570        (22.7)%
        1,888          1,457           29.6%         Military/Other Carloads              2,607          1,930         35.1%
-------------   ------------                                                       ------------   ------------
       43,833         44,428           (1.3)%                    Total                   32,005         30,064          6.5%
-------------   ------------                                                        ------------   ------------

                                                  Intermodal & Automotive

        5,771         11,545          (50.0)%       Automotive                            3,437          7,116        (51.7)%
       61,216         65,279           (6.2)%       Intermodal                           10,794         11,464         (5.8)%
-------------   ------------                                                      -------------   ------------
       66,987         76,824          (12.8)%                    Total                   14,231         18,580        (23.4)%
-------------   ------------                                                      -------------   ------------

      238,213        239,704           (0.6)%     TOTAL FOR BUSINESS UNITS              130,685        130,141          0.4%

        8,276          8,615           (3.9)%     Haulage                                 3,107          3,026          2.7%

        2,062          2,164           (4.7)%     Adjustments                            (1,266)        (1,183)         7.0%
-------------   ------------                                                      -------------   ------------

      244,427        246,155           (0.7)%                 TOTAL                   $ 132,526      $ 131,984          0.4%
=============   ============                                                      =============   ============


Kansas City Southern Industries, Inc.
Consolidated Balance Sheets
(Dollars in Millions)


                                                                      March 31, 2002                      December 31, 2001
                                                                 -----------------------               -----------------------
                                                                 (Unaudited-Preliminary)

Assets

  Cash                                                                      $       56.8                          $       24.7
  Accounts receivable                                                              129.6                                 130.0
  Inventories                                                                       28.2                                  27.9
  Other current assets                                                              45.1                                  71.8
                                                                 -----------------------               -----------------------
     Total current assets                                                          259.7                                 254.4

  Investments held for operating purposes                                          382.3                                 386.8
  Properties, net of depreciation                                                1,325.2                               1,327.4
  Other assets                                                                      32.7                                  42.3
                                                                 -----------------------               -----------------------
      Total assets                                                          $    1,999.9                          $    2,010.9
                                                                 =======================               =======================

Liabilities and Stockholders' Equity

  Current portion of long-term debt                                         $       47.9                          $       46.7
  Accounts payable                                                                  41.7                                  50.4
  Accrued liabilities                                                              163.3                                 160.4
                                                                 -----------------------               -----------------------
     Total current liabilities                                                     252.9                                 257.5

  Long-term debt                                                                   580.0                                 611.7
  Deferred income taxes                                                            371.1                                 370.2
  Other                                                                             97.2                                  91.2
  Stockholders' equity                                                             698.7                                 680.3
                                                                 -----------------------               -----------------------
    Total liabilities and stockholders' equity                              $    1,999.9                          $    2,010.9
                                                                 =======================               =======================
